Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of September 27, 2007 (“Employment Agreement”), between CHURCHILL DOWNS INCORPORATED, a Kentucky corporation (“Company”) and William E. Mudd (“Mudd”).

1.                                       Employment.  Pursuant to this Employment Agreement, the Company shall employ Mudd, and Mudd shall accept employment, in the capacity of Executive Vice President and Chief Financial Officer of the Company, reporting to the President and Chief Executive Officer of the Company, except, where applicable, reporting to the Board of Directors or a committee thereof.  Mudd and the Company hereby agree that October 15, 2007 is the date on which Mudd’s employment shall begin (the “Effective Date”).  Mudd shall exert his best efforts and devote his full time and attention to the business and affairs of the Company.  Mudd shall have all powers and responsibilities attendant to the position of Chief Financial Officer assigned to him or delegated to him by the Company’s President and CEO (the “CEO”).  The duties and responsibilities of said position may be described in a position description mutually acceptable to him and the CEO; provided that said position shall, in any case, include (i) those normal and customary duties associated with a position of Chief Financial Officer (managing the day to day activities of the finance department to include SEC filings, regulatory reporting, external audit, financial compliance, risk management, capital structure management, strategic planning, business planning, business forecasting and budgeting, management reporting, treasury management, shareholder value management, investor relations, tax management, capital investment analysis and advising the Board of Directors on governance issues) and (ii) serving on the Executive Leadership team.

2.                                       Compensation and Perquisites.

A.            Salary.  As compensation for the services rendered by Mudd hereunder, the Company shall pay to Mudd a base salary (“base salary”) of $290,000 a year, payable in accordance with the Company’s standard payroll procedures.  The base salary shall be prorated in 2007 based upon the proportion of the year remaining as of the Effective Date.  Salary adjustments, if any, shall be made, in the discretion of the Compensation Committee of the Board of Directors, at any time but will normally occur in April of each year in accordance with standard Company policy and in no event may Mudd’s base salary be reduced below the annualized base salary paid in the preceding year, unless such reductions are made for other senior executive officers and the chief executive officer of the Company.

B.            Expenses.  The Company will reimburse Mudd for all reasonable and necessary travel and other out-of-pocket expenses incurred by him in the performance of his duties.  The Company will pay Mudd’s reasonable travel and entertainment expenses and other reasonable expenses incurred on behalf of the Company’s business.  Mudd shall present to the Company on a timely basis from time to time an itemized account of such expenses in such form as may be required by the Company.  The reimbursement of such expenses shall be subject to the customary policies of the Company.

C.            Automobile.  The Company will provide Mudd with an automobile allowance of $900 per month so long as similar benefits are provided to other members of the Executive Leadership team.  The Company may terminate such benefits at its discretion.

D.            Dues.  The Company will pay for Mudd’s dues (excluding any initiation fee) for any one country club so long as similar benefits are provided to other members of the Executive Leadership team.  The Company may terminate such benefits at its discretion.

E.             Moving Expenses.  The Company will pay to Mudd his reasonable moving expenses actually incurred (the “Relocation Expenses”) which include but are not limited to, transportation costs, cost of relocating household goods, temporary housing, sales expenses relating to home (including any commissions due to any real estate agent in connection with the sale or purchase of a house), living allowances and the gross up of such expenses to cover tax liability incurred by him in connection with his relocation to Louisville, Kentucky.  Mudd shall present to the Company an itemized account of such expenses.  The Company and Mudd each agrees to use all reasonable efforts to keep such Relocation Expenses at or below $150,000; provided that the Company remains responsible for all Relocation Expenses in excess of $150,000 in accordance with the first sentence of this Paragraph.  Mudd represents to the Company that he intends to place his Pennsylvania home for sale as soon as reasonably practicable and to relocate himself and his family in a newly purchased home in the Louisville area as soon as reasonably practicable.  The Company represents that it intends to use the Buyer Value Option “BVO” Program to assist in Mudd’s relocation.  Relocation Today will manage Mudd’s total relocation in conjunction with the Company’s Human Resources Department.  Mudd will be required to sign a relocation payback agreement (attached hereto as Exhibit A).

F.             Cash Signing Bonus:  Mudd shall receive a cash signing bonus of $100,000, within thirty (30) days of the Effective Date.  Mudd agrees that that if he terminates employment within twelve (12) months of the Effective Date he will repay the cash signing bonus on a daily calendar pro-rated basis [(365 minus number of days since the Effective Date) divided by 365 multiplied by $100,000)].

G.            Equity Signing Grant:  Mudd shall receive, under the Company’s 2007 Omnibus Stock Incentive Plan, an initial stock grant of 2,500 shares of restricted stock, which will vest in three (3) years (measured from the Effective Date) and 4,500 stock options, which will vest ratably over three (3) years (measured from the Effective Date).  These grants shall be subject to and on a basis consistent with the terms and conditions and overall administration of such plan.  The Company and Mudd shall execute the standard restricted stock grant agreement and stock option agreement in effect at the time of the grant.

All payments and other compensation to Mudd shall be subject to applicable withholding.

3.                                       Employee Benefits.

A.            Employee Stock Purchase Plan.  Mudd shall be entitled to participate in the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plan.

B.            Long Term Incentive Plan.  Mudd shall be entitled to participate in the Company’s 2007 Long Term Incentive Plan (“LTI”) subject to and on a basis consistent with the terms and conditions and overall administration of such plan.  Mudd’s award shall be based on achievement of certain performance goals and vesting criteria as approved by the Compensation Committee of the Board of Directors.  Mudd’s LTI target award will be $3.0 million with terms similar to those at his level.  LTI payments may be in the form of cash or Company stock and may require Compensation Committee and Board of Director approval.

C.            Medical, Dental, Vision and Life Insurance.  Mudd will be eligible to participate in the Company’s medical, dental, vision, disability and life insurance plans on the same basis as generally offered to other executives of the Company from time to time.  Mudd acknowledges receipt of a summary of those benefits.

D.            Incentive Compensation Plan.  Mudd shall be entitled to participate in the Company’s (1997) Incentive Compensation Plan, as amended and restated effective March 1, 2005 (the “ICP”), subject to and on a basis consistent with the terms, conditions and overall administration of such plan.  For purposes of participation in the ICP, Mudd’s Target Award (as defined therein) for calendar year 2008 shall be set at sixty percent (60%) of base salary.  The bonus award for calendar year 2008 performance will be paid in March 2009.  Mudd shall not participate in, or be eligible for an award under, the ICP for calendar year 2007.  The ICP may be modified, adjusted and changed from time to time at the discretion of the Company.

E.             Section 401(k) Retirement Plan.  Mudd shall be entitled to participate in the Company’s Section 401(k) Retirement Plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plan.

F.             Other Plans and Programs.  Mudd will be eligible to participate in all other plans and programs offered to executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administrative requirements of such plans, including, without limitation, the Deferred Compensation Plan, the 125 Flex Plan, Executive Supplemental Long Term Disability Insurance; provided that, in some instances, Mudd will not be able to participate in such plans until he has completed the required term of employment as required under the terms of such plans.

4.                                       Vacation.  Mudd shall be awarded paid time off (PTO) consistent with the Company’s established policy as amended from time to time.

5.                                       Termination of Employment.  The Company may terminate Mudd’s employment at any time, for any reason.

A.                                   By Company (except for termination for Cause), or Mudd for Good Reason.  In the event Mudd is terminated by the Company, without Cause or in the event of Mudd’s termination of employment for Good Reason, the Company shall pay or otherwise provide to Mudd the following amounts and benefits (the “Termination Benefits”):

(i)            the Company shall pay Mudd a severance benefit in accordance with the Company’s Executive Severance Policy as it may exist from time to time and at the time he incurs an employment termination eligible for payment under such plan; provided that if such termination occurs within eighteen (18) months of the Effective Date, the severance benefit shall equal twenty-four (24) months of base salary at the base salary then in effect (unless a reduction in base salary is the basis for Mudd’s termination of employment for Good Reason, in which case the base salary in effect immediately prior to such reduction),

(ii)           the Company shall pay Mudd a pro rated annual bonus for the year in which Mudd’s termination occurs based, at a minimum, on the Target Award (as defined in the ICP), subject to the Company’s accomplishment of the Threshold Company Goal under the ICP for such year.  Such amount shall be payable at the time and in the manner stipulated in the said ICP,

(iii)          the Company shall pay Mudd the balance of any annual or long-term incentive awards, if any, earned (but not yet paid) as of the date of employment termination, subject to the terms of the applicable plan or program,

(iv)          any equity based award shall be governed by the applicable plan or program (except as set forth in item (v) below),

(v)           the Compensation Committee of the Board of Directors shall terminate any restrictions applicable to the restricted stock and stock options granted to Mudd pursuant to Paragraph 2G above, to the effect that there shall be no “Restriction Period” applicable to such shares as of the date of employment termination.

(vi)          the Company shall permit Mudd to continue to participate in all other employee benefits programs in which Mudd participated at the time of employment termination, in each case from the date of employment termination until the six (6) month anniversary thereof, with the exception of the Company’s Section 401(k) Retirement Plan, the 2005 Churchill Downs Incorporated Deferred Compensation Plan, the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan, the Company’s 125 Flex Plan and the Company’s Life and Disability Insurance programs;  provided however, that the Company’s obligations under this subparagraph (vi) shall be reduced or eliminated (including, without limitation, as required by the COBRA continuation coverage provisions applicable to the Company health care plan) to the extent Mudd receives similar coverage and benefits under plans and programs of a subsequent employer.

In consideration of the receipt of the payments and benefits of this Paragraph 5(A), and as a condition thereto, Mudd specifically agrees to execute the Company’s standard employee release and waiver agreement (as modified if necessary to be consistent with the terms of this Employment Agreement) at the time of employment termination, whereby the employee releases and waives any and all claims and causes of action of any kind or nature whatsoever, whether known or unknown and whether or not specifically mentioned, which may exist or might be claimed to exist at or prior to the date of employment termination , including without limitation any future injuries, losses or damages not known or anticipated at the time of employment  termination  but which may later develop or become discovered (including the effects or consequences thereof) and which are attributable to such claims.  This release and waiver agreement includes any claims which might exist as of the date of execution of the agreement, and shall conform in all respects to requirements for a valid and enforceable release and waiver of claims under the Age Discrimination in Employment Act (“ADEA”).

B.                                     By Company - - (for Cause).  In the event Mudd is terminated by the Company for Cause, the Company shall be obligated to pay Mudd’s then base salary only through the end of the month during which such termination occurs, plus such other sums as are payable under this Employment Agreement and which shall have accrued through the end of such month.

For purposes of this Agreement, the term “Cause” means:

(i)            the continued failure of Mudd to perform substantially his duties hereunder (other than any such failure resulting from incapacity due to disability) after written demand for substantial performance improvement is delivered by the Company that specifically identifies the manner in which the Company believes Mudd has not substantially performed his duties,

(ii)           Mudd’s conviction of, or plea of guilty or no contest to (A) a felony or (B) a misdemeanor involving dishonesty or moral turpitude; or

(iii)          the  engaging by Mudd in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company.

The Company shall give written notice to Mudd of the termination for Cause.  Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the ground on which the termination for Cause is based.  Such notice shall be given within six (6) months of the occurrence of, or, if later, the Company’s actual knowledge of, the act or acts or the failure or failures to act which constitute the grounds for Cause.  Mudd shall have sixty (60) days upon receipt of then notice in which to cure such conduct, to the extent such cure is possible.

C.                                     Termination following a Change in Control.  In the event Mudd is terminated by the Company within twenty-four (24) months following a Change in Control other than for Cause, disability or death, or if Mudd voluntarily resigns for Good Reason within such twenty-four (24) month period, Mudd shall receive the benefits described in Paragraph 5(A), provided that the severance benefit described in Paragraph 5(A)(i) shall equal twenty-four (24) months of base salary at the base salary then in effect (unless a reduction in base salary is the basis for Mudd’s termination of employment for Good Reason, in which case the base salary in effect immediately prior to such reduction).

For purposes of this Agreement, the term “Change in Control” means the first to occur of the following events:

(i)            the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then-outstanding voting securities of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

(ii)           individuals who, as of the Effective Date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)          consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, immediately following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then Outstanding Company Common Stock resulting from such Corporate Transaction or the Outstanding Company Voting Securities resulting from such Corporate Transaction, except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) at least a majority of the members of the Board of Directors of the Company resulting from the Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or action of the Board providing for such Corporate Transaction; or

(iv)          approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

In addition and anything to the contrary contained herein notwithstanding, if the Company enters into an agreement or series of agreements or the Board of Directors adopts a resolution that results in the occurrence of any of the foregoing events, and the employment of Mudd is terminated after the entering into of such agreement or series of agreements or the adoption of such resolution, then, upon the termination of Mudd’s employment, a Change in Control shall be deemed to have retroactively occurred on the date of entering into of the earliest of such agreements or the adoption of such resolution.

Notwithstanding the foregoing, actions taken in compliance with that certain Stockholder’s Agreement dated as of September 8, 2000, among the Company, Duchossois Industries, Inc. and subsequent signatories thereto, as amended from time to time, shall not be deemed a Change in Control.

D.            Voluntary Termination by Mudd.  Mudd may at any time resign from his position after giving the Company not less than thirty (30) days prior written notice of the effective date of his resignation.  Any such resignation shall not be deemed to be a material breach by Mudd of this Employment Agreement and, except as contemplated by Paragraph 5(E), Mudd shall not be entitled to receive the severance payment contemplated by Paragraph 5(A).  Termination by Mudd within the first twelve (12) months of employment under this Paragraph 5(D) (but not Paragraph 5(E)) will result in the pro-rated repayment of the cash signing bonus, and within the first twenty-four (24) months of employment the repayment of relocation expenses as outlined in the relocation payback agreement referred to in Section 2.E above.  It is further agreed that upon such resignation, except for (i) obligations of either party to the other which have accrued through the date of Mudd’s resignation and (ii) the obligations of Paragraph 6, Mudd and the Company shall be and remain fully and finally released from all further and future obligations of performance under this Employment Agreement.

E.             Termination by Mudd for Good Reason.  Mudd may, in his sole discretion, terminate his employment with the Company for Good Reason, as defined herein; provided such termination of employment must occur within two (2) years following the initial existence of one or more of the following conditions (without the consent of Mudd), each of which shall constitute and be defined as “Good Reason”:  (i) a material diminution of base compensation, (ii) a material diminution of authority, duties or responsibilities, (iii) a material diminution in the authority, duties, or responsibilities of the individual to whom he is required to report, including a requirement that he report to the Chief Executive Officer of the Company, (iv) a material diminution in the budget over which he retains authority, (v) a material change in the geographic location at which he must perform his services, or (vi) any other action or inaction that constitutes a material breach of this Employment Agreement.  Prior to exercising his right to terminate employment for Good Reason, Mudd shall, within ninety (90) days of the initial occurrence of the condition described in items (i) through (vi) above which constitutes Good Reason, give written notice to the Company of the existence of such condition.  Upon receipt of such notice the Company shall have thirty (30) days in which to remedy such condition and not be required to pay the amount.

6.                                       Other Conditions of Employment.  Mudd agrees that for a period of two (2) years from the date he ceases to be an employee of the Company or any subsidiary of the Company, regardless of the reason for no longer being an employee, he will not directly or indirectly:

(i)            solicit any customers or prospective customers of Company for the purpose of selling them products or services that compete with those of Company,

(ii)           solicit any Company sponsors, media rights holders, or any other entity that pays Company money in exchange for use of its tangible or intangible assets,

(iii)          solicit or recruit in any form, as employees, contractors, subcontractors, consultants or other capacity in which such individuals provided services of material business value, any employees or ex-employees of Company,

(iv)          disclose to any third parties or use to his own benefit, directly or indirectly, any confidential or proprietary information or knowledge of Company, or

(v)           work with or for a competitor of Company, or for himself, in any manner which would potentially subject Company trade secrets of confidential information to disclosure and/or misuse.

7.                                       Gross Up Payment.  In the event the Company terminates Mudd without Cause or upon Mudd’s termination of employment for Good Reason and, in either case, all Termination Benefits paid or provided to Mudd pursuant to the Employment Agreement and under all other plans and programs of the Company (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, as amended, the Company shall pay to Mudd, prior to the time of any excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all federal, state and local income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment.  The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to Mudd and the time of payment shall be made by an independent auditor (the “Auditor”) jointly selected by the Company and Mudd and paid for by the Company.  The Auditor shall be a nationally recognized United States public accounting firm which has not acted in any way on behalf of the Company.  If the Company and Mudd cannot agree on the firm to serve as the Auditor, then Mudd and the Company shall each select one accounting firm and those firms shall jointly select the accounting firm to serve as the Auditor.  Such payment shall be made to Mudd as soon as practicable after the amount thereof has been determined, but in no later than the end of the year following the year in which the underlying taxes are paid.

8.                                       Notices.  All notices, requests, demands and other communications provided for by this Employment Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:                                                                                                    Churchill Downs Incorporated

Attn: Vice President Human Resources

700 Central Avenue

Louisville, Kentucky 40208

To Mudd:                                                                                                                                          William E. Mudd

2520 Lockleigh Road

Jamison, PA 18929

9.                                       Amendment or Modification; Waiver.  No provision of this Employment Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board of Directors and shall be agreed to in writing, signed by Mudd and by the Chief Executive Officer.  Except as otherwise specifically provided in this Employment Agreement, no waiver by either party hereto of any breach by the other party thereto of any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

10.                                 Severability.  In the event that any provision or portion of this Employment Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Employment Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

11.                                 Applicable Law.  This Employment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

12.                                 Obligation to Mitigate; No Right of Offset.  In the event of any termination of employment, Mudd shall be under no obligation to seek other employment and, except as specifically provided herein, there shall be no offset against amounts due to Mudd under this Employment Agreement on account of any remuneration attributable to any subsequent employment that he may obtain or for claims the Company may have against him.

13.                                 Expenses.  In the event the Company does not comply with its obligations under this Employment Agreement or causes or attempts to cause litigation seeking to have this Employment Agreement declared unenforceable, then, in such event, the Company irrevocably authorizes Mudd to retain counsel of his choice at the sole expense of the Company to represent Mudd in connection with the initiation or defense of any litigation or other legal action in connection with the enforcement of the terms of this Employment Agreement.  All expenses shall be fully paid by the Company if Mudd prevails in the final, binding, non-appealable outcome of the litigation or other legal action.  The Company agrees to reimburse Mudd for his expenses under this Paragraph 13 on a monthly basis upon presentation by Mudd of a statement prepared by such counsel up to a maximum aggregate amount of $250,000.  Mudd agrees to repay all reimbursed expenses and the Company’s legal costs under this Paragraph 13 in the event the Company prevails in the final, binding, non-appealable outcome of the litigation or other legal action, such amount to be repaid in full within ninety (90) days thereafter.

14.                                 Background Check.  Mudd agrees that this Employment Agreement is contingent upon a successful background check and submission of satisfactory proof to work in the United States.  Failure to submit this proof prohibits Company from hiring Mudd.  This Employment Agreement is also subject to the approval of the Company’s Board of Directors.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first above written.

CHURCHILL DOWNS INCORPORATED

By:	/s/ Robert L. Evans
Robert L. Evans, President and
Chief Executive Officer

/s/ William E. Mudd
William E. Mudd

EMPLOYMENT AGREEMENT

(William E. Mudd)

(Effective October 15, 2007)

Exhibit A

[Relocation Payback Agreement]